Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-174039) of Thermon Group Holdings, Inc. pertaining to the Thermon Group Holdings, Inc. Restricted Stock and Stock Option Plan and Thermon Group Holdings, Inc. 2011 Long-Term Incentive Plan of our reports dated May 31, 2010 and May 21, 2009, with respect to the consolidated financial statements of Thermon Group Holdings, Inc., which report appears in the Annual Report on Form 10-K of Thermon Group Holdings, Inc. for the fiscal year ended March 31, 2011.

/s/ Bell Partners

Melbourne, Australia

June 15, 2011